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                                 EXHIBIT 11.1

                               ADAC LABORATORIES
                      COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                    Three Months Ended     Six Months Ended
                                    ------------------     ----------------
                                    March 30,  March 31,  March 30,  March 31,
                                      1997       1996       1997       1996
                                    ---------  ---------  ---------  ---------
Average shares outstanding           18,227     17,271     18,078     17,167
Net effect of dilutive stock
  options and warrants                1,169      1,000      1,136        824
                                     ------     ------     ------     ------
Average common and common
  equivalent shares  outstanding     19,396     18,271     19,214     17,991
                                     ======     ======     ======     ======
Net income                          $ 5,552    $ 3,938    $10,645    $ 7,479
                                     ======     ======     ======     ======
Net income per share                $  0.29    $  0.22    $  0.55    $  0.42
                                     ======     ======     ======     ======

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